Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

1st QUARTER 2009 EARNINGS

May 15, 2009 — Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced first quarter results for 2009.

For the quarter ended March 31, 2009, First PacTrust Bancorp reported a net loss of $2.6 million compared to net income of $1.2 million for the quarter ended March 31, 2008. Basic and diluted net loss per share was ($.68) for the quarter ended March 31, 2009 compared to basic and diluted earnings per share of $.28 for the quarter ended March 31, 2008. The decrease in the first quarter results was attributable to an increase in the provision for loan losses.

For the quarter ended March 31, 2009, net interest income before provision for loan losses increased $1.8 million to $6.9 million, compared to $5.1 million in the same period of the prior year. This increase was due to a $103.8 million increase in average interest earning assets as well as a 100 basis point decline in the Company’s average cost of funds. As a result, the Company’s net interest margin increased 50 basis points to 3.25%.

As of March 31, 2009, the Bank exceeded all regulatory capital requirements of the Office of Thrift Supervision. The Bank’s regulatory capital ratios at March 31, 2009 were as follows: core capital 8.09%, tier 1 risk-based capital 10.69%; and total risk-based capital 11.59%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0% and 10.0%.

Hans Ganz, President and Chief Executive Officer stated, “The Company’s margins continue to improve resulting in an increase in net interest income before loan loss provisions. Due to current market conditions the Company has made substantial loan loss provisions. Despite these provisions, the Company continues to be well capitalized. In addition, the Company further strengthened the Bank’s capital ratios by moving $8.0 million from the holding company to the Bank in April, 2009.”

The challenges of the real estate market during the first quarter prompted the company to increase the provision for loan losses to $7.0 million for the quarter ended March 31, 2009 compared to $405 thousand for the same quarter of the prior year. Non-performing loans, which are those loans that are 90 days or more delinquent, loans that have been restructured resulting in a troubled debt classification and impaired loans, were $45.6 million at March 31, 2009 compared to $18.4 million at March 31, 2008 and $46.8 million at December 31, 2008.

Net charge-offs for the quarter ended March 31, 2009 totaled $4.9 million compared to $731 thousand for the same quarter of the prior year. Net charge-offs represented fair value write-downs on loans that were foreclosed upon during the quarter and consisted of one construction loan totaling $4.7 million and two one-to four- family loans totaling $239 thousand. The allowance for loan losses as a percentage of loans outstanding, which aggregated $20.4 million at March 31, 2009 and $18.3 million at December 31, 2008, increased to 2.51% at March 31, 2009 compared to 2.26% at December 31, 2008 and .79% at March 31, 2008.

Total assets increased $19.8 million during the first quarter, from $876.5 million at December 31, 2008 to $896.3 million at March 31, 2009, primarily due to securities purchased during the quarter totaling $22.5 million. Total deposits increased by $31.9 million, or 5.3% to $630.1 million at March 31, 2009 from $598.2 million at December 31, 2008. The increase in deposits consisted of growth in certificates of deposits and savings accounts due to competitive rate offering terms.

Equity decreased $3.3 million to $95.4 million at March 31, 2009 from $98.7 million at December 31, 2008 primarily due to a total net loss of $2.6 million, the payment of dividends on common stock in the amount of $380 thousand and the payment of dividends on preferred stock in the amount of $240 thousand. Equity increased primarily due to ESOP shares earned of $80 thousand and stock awards of $46 thousand.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended March 31,
	2009	2008
	(In thousands)
Selected Operations Data
Total interest income	$12,064	$11,339
Total interest expense	5,170	6,214

Net interest income	6,894	5,125
Provision for loan losses	6,998	405

Net interest income/(loss) after provision for loan losses	(104)	4,720
Noninterest income	385	580
Noninterest expense	3,579	3,586

Income/(loss) before taxes	(3,298)	1,714
Income tax provision/(benefit)	(720)	548

Net income/loss)	$(2,578)	$1,166

Earnings/(loss) per share
Basic	$(.68)	$.28

Diluted	$(.68)	$.28

	March 31, 2009	December 31, 2008
	(In thousands)
Selected Financial Condition Data
Total assets	$896,291	$876,520
Cash and cash equivalents	11,395	19,237
Loans receivable, net	792,134	793,045
Securities available-for-sale	38,394	17,565
Deposits	630,123	598,177
Bank owned life insurance investment	17,607	17,565
Advances from Federal Home Loan Bank	166,895	175,000
Shareholders’ equity	95,358	98,723

	Actual		Minimum Capital Requirements		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2009
Total capital (to risk- weighted assets)	$78,535	11.59%	$54,222	8.00%	$67,778	10.00%
Tier 1 capital (to risk- weighted assets)	72,459	10.69	27,111	4.00	40,667	6.00
Tier 1 (core) capital (to adjusted tangible assets)	72,459	8.09	35,821	4.00	44,777	5.00

	Three months ended March 31,
	2009	2008
Selected Financial Ratios (1)
Return on average assets	(1.15%)	.60%
Return on average equity	(10.48)	5.53
General and administrative expenses to average assets	1.60	1.83
Efficiency ratio (2)	49.17	62.86
Net interest margin	3.25	2.75
Allowance for loan losses as % of loans	2.51	0.79
Non-performing assets to total assets (3)	5.74	2.31
Book value per common share (4)	$22.98	$20.14

(1)	All applicable quarterly ratios reflect annualized figures.

(2)	Represents non interest expense divided by net interest income plus noninterest income.

(3)	Consists of assets 90 days past due, nonaccrual loans, troubled debt restructured loans, and real estate owned assets.

(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares, unearned stock awards and preferred stock.